EXHIBIT 99

(AGREEMENT FOR KEY LEADER)

RETENTION/PROJECT COMPLETION AGREEMENT

THIS AGREEMENT is made this 18th day of May, 2005 (Effective Date), by and between Maytag Corporation, a Delaware Corporation (Company), and Steven J. Klyn (Employee).

AGREEMENT

To assure the Company that it will have the continued dedication of the Employee and the availability of that person’s advice and counsel and to induce the Employee to remain in the employ of the Company through December 31, 2007, in consideration of the mutual promises and agreements contained in this Agreement, the adequacy and sufficiency of which are acknowledged, the Company and the Employee agree as follows:

1.	Continued Employment. The Employee agrees to continue his employment with the Company through December 31, 2007 in this Project Completion/Retention Agreement. The Employee agrees that he or she will not voluntarily leave the employ of the Company, and will render the services described in the recitals to this agreement and any other duties assigned.

2.	Lump Sum Cash Payment(s). In addition to any payment you may receive as a result of performance under the annual Incentive Compensation Plan or long term performance awards (PIAP, EEPP), the lump sum cash payment(s) of $30,000 payable in February 2006, $15,000 payable in July, 2006, $15,000 payable in February, 2007, $15,000 payable in July, 2007, and $25,000 payable in February 2008 shall be paid to the Employee if he fulfills all of the following criteria:

a.	Successful completion of the Maytag capitalization project. By successful completion, we are assuming the required applications and the following of due process to the financial community regarding complete restructuring of our financial obligations;
b.	Remains an active employee through each of the aforementioned payment dates and until December 31, 2007;
c.	Does not commit an act warranting for “Cause” termination;

3.	Salary adjustment. You will receive a salary adjustment effective July 1, 2005. Your new salary will be $210,000.

If the Company decides to terminate the employment of Employee for any reason other than for “Cause”, any remaining lump sum payments still outstanding shall be due or payable to the Employee as quickly as administratively possible from the date of termination (no longer than 14 days).

For purposes of this Agreement, “Cause” shall be determined by the Company, in the exercise of good faith and reasonable judgment and shall mean the occurrence of any one or more of the following:

1.	A demonstrably willful and deliberate act or failure to act by the Employee (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company; or

2.	The Employee’s conviction for committing an act of fraud, embezzlement, theft or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or

3.	A violation of the Company’s policies.

3.	Change of Control. In the event the employee’s Change of Control agreement is triggered or the employee resigns employment prior to 12/31/2007, the awards granted hereunder shall cease and any award earned but not already paid out will not be due.

4.	Confidentiality & Non-Compete. If Employee had previously signed a Maytag Confidentiality and Intellectual Property Rights Agreement (with or without a non-compete provision) all aspects of the Agreement continue to apply, including but not limited to the obligation to retain in confidence any confidential information known to him concerning the Company and its business so long as such information is not publicly disclosed. In addition, you should understand that Maytag does not normally issue these types of agreements to Maytag executives except in special and unusual situations so the Company therefore requires the Employee to keep this matter confidential.

5.	Non-Solicitation. The Employee agrees to refrain from attempting to recruit or otherwise solicit the services of any Maytag employee for a period of one year following termination of Employee’s employment with the Company.

6.	No Guaranty of Employment. Except as stated in this Agreement, nothing in this Agreement shall be deemed to entitle the Employee to continued employment with the Company or its subsidiaries, and the rights of the Company to terminate the employment of the Employee shall continue as fully as it this Agreement were not in effect.

7.	Entire Agreement. With respect to the subject matter hereof, this Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and contains the entire understanding of the Company and the Employee.

8.	Severability. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement and any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Iowa.

IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.

/s/ Mark W. Krivoruchka	/s/ Steven J. Klyn
Sr. Vice President, Human Resources